EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of our report dated March 31, 2015, except for Note 20, as to which the date is July 20, 2015, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of xG Technology, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

February 11, 2016

East Hanover, New Jersey